EXHIBIT 99.1

WestRock Announces Consumer Packaging President, Bob Feeser, to Retire; Pat Lindner Appointed New Consumer Packaging President

ATLANTA, Feb. 19, 2019 (GLOBE NEWSWIRE) -- WestRock Company (NYSE: WRK) today announced Robert (Bob) Feeser, president of Consumer Packaging, will retire from the company, effective April 30, 2019 and that Patrick (Pat) Lindner has been appointed the new president of Consumer Packaging.

During his 32-year career, Feeser has held various management and leadership positions within the company’s paper, containerboard and consumer packaging businesses. Since the creation of WestRock, he has led the company’s Consumer Packaging business, advancing our strategy in both paperboard and packaging across the consumer packaging markets.

“Throughout his career, Bob has set an outstanding example through his unwavering commitment to our customers' success, his collaborative mindset and his thoughtful mentorship," said Steve Voorhees, WestRock chief executive officer. "Over the past four years, Bob has played an instrumental role in the development of WestRock as a member of our executive team and, as president of our Consumer Packaging business, he has set the strategic and organizational foundation that will enable our future success. I wish Bob and his wife, Sue, the very best in retirement.”

Lindner will join WestRock in March and will succeed Feeser in the role of president of Consumer Packaging. Lindner joins WestRock from the privately held, $3 billion sales, W.L. Gore & Associates, where he has served as its chief operating officer. Prior to this role, Lindner served as president of the $6 billion sales Performance Materials group for E. I. du Pont de Nemours & Company. He holds a bachelor of science degree in chemistry from Hamilton College, and a PhD. in chemistry from Dartmouth College.

“Pat is known as a collaborative and passionate driver of operational excellence, innovation, and growth” said Voorhees. “His 20 years of experience with scaled, global businesses will provide valuable perspective to WestRock. I am excited to have him join our team and look forward to his leadership of our Consumer Packaging business.”

About WestRock
WestRock (NYSE:WRK) partners with our customers to provide differentiated paper and packaging solutions that help them win in the marketplace. WestRock’s team members support customers around the world from locations spanning North America, South America, Europe, Asia and Australia. Learn more at www.westrock.com.

CONTACT:

WestRock

Investors:
James Armstrong, 470-328-6327
Vice President, Investor Relations
james.armstrong@westrock.com

John Stakel, 678-291-7901
Senior Vice President, Treasurer
john.stakel@westrock.com

Media:
John Pensec, 470-328-6397
Director, Corporate Communications
john.pensec@westrock.com